September 2007	Filed pursuant to Rule 433 dated August 28, 2007 Relating to Preliminary Pricing Supplement No. 362 dated August 28, 2007 to Registration Statement No. 333-131266
Structured Investments
Opportunities in Equities

Participation Securities due October 6, 2010
Based on the Performance of the SEVENS® Index

Participation Securities offer the opportunity for investors to receive at maturity, or upon exchange, an amount of cash that may be more or less than the stated principal amount based on the performance of the SEVENS® Index.  Unlike ordinary debt securities, the Participation Securities do not pay interest and do not guarantee any return of principal at maturity.
SUMMARY TERMS
Issuer:	Morgan Stanley
Underlying index:
The SEVENS® Index
The index methodology is designed to take advantage of the historical seasonal return pattern of the S&P 500 Index by providing 2:1 exposure to the S&P 500 Index during the seven month period from October 1 through April 30 of each year and 0% exposure to the S&P 500 Index from May 1 through September 30 of each year and investing in cash during the latter period.
Please read “Investment Overview” for more information on the SEVENS Index.

Issue price:	$10 (see “Commissions and issue price” below)
Stated principal amount:	$10
Pricing date:	September , 2007
Original issue date:	September , 2007 (5 business days after the pricing date)
Maturity date:	October 6, 2010
Payment at maturity (per security):	The securities will pay at maturity an amount equal to the redemption amount.
Redemption amount:	$10 x (1 + index performance)
The redemption amount will not be less than $0.
Index performance:
(final index value – initial index value) / initial index value
The index performance will be positive if the index value has increased over the term of the securities and negative if the index value has decreased over the term of the securities.

Initial index value:	The closing value of the SEVENS Index on September 28, 2007
Final index value:	The closing value of the SEVENS Index on the valuation date
Valuation date:	September 30, 2010
CUSIP:	617475488
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per security:	$10.00	$0.10	$9.90
Total:

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $9.95 per security.  Please see “Syndicate Information” on page 6 for further details.

(2)
If you continue to hold your securities, we will pay the brokerage firm through which you hold your securities additional commissions following the first and second anniversaries of the issuance of the securities.  For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THIS OFFERING, AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Preliminary Pricing Supplement No. 362 dated August 28, 2007
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Participation Securities
Based on the Performance of the SEVENS® Index

Investment Overview

Participation Securities

The Participation Securities due October 6, 2010, Based on the Performance of the SEVENS Index, which we refer to as the securities, are designed to offer investors the opportunity to receive a payment at maturity of an amount of cash based on the performance of the SEVENS Index.  Investors in the securities must be willing to accept the risk of loss of some or all of the principal and be willing to forgo interest payments.

Maturity:	3 Years
Protection at Maturity:	None
Payment at Maturity:	1:1 upside or downside performance of the SEVENS Index

SEVENS® Index

The SEVENS Index is a proprietary index and the exclusive property of UBS AG and is calculated and published daily by Standard & Poor’s, a division of The McGraw-Hill Companies, which we refer to as S&P.  The SEVENS Index is structured to reflect a trading strategy based on the historical seasonal return pattern of the S&P 500 Index.  Past performance of the SEVENS Index or of the S&P 500 Index should not be taken as an indication of future performance and there is no guarantee that the SEVENS Index will outperform the S&P 500 Index over the term of the securities.

Leveraged Exposure to the S&P 500 Index from October through April

The SEVENS Index provides 2:1 leveraged exposure to the S&P 500 Index during the period from October 1 through April 30 of each year.  On each trading day during this period, the SEVENS Index will increase or decrease by 2% for every 1% change in the level of the S&P 500 Index, less a financing fee that supports the leveraged exposure to the S&P 500 Index.  The financing fee is the product of (i) the SEVENS Index closing level on the immediately preceding September 30, (ii) the 7-Month U.S. dollar LIBOR rate set on October 1 plus a spread of 75 basis points and (iii) number of days elapsed since the last trading day divided by 360.  The level of the SEVENS Index during the period from and including October 1 through April 30 is calculated in accordance with the following formula:

“n” is the number of calendar days elapsed from October 1.

The SEVENS Index will have a lower return than the S&P 500 Index during the period from October 1 through April 30, unless the S&P 500 Index increases during this period by more than the 7-month U.S. dollar LIBOR based financing fee.

No Exposure to the S&P 500 Index from May through September

The SEVENS Index provides no exposure to the S&P 500 Index during the period from May 1 through September 30 of each year.  Instead, on each day during this period, the SEVENS Index will be increased by the daily accrual on the closing level of the SEVENS Index on April 30 at the per annum rate equal to the 5-Month U.S. dollar LIBOR set on each May 1.  The level of the SEVENS Index during the period from and including May 1 through September 30 is calculated in accordance with the following formula:

 “n” is the number of calendar days elapsed from May 1.

Publication of the SEVENS Index began on September 30, 2004, at which time the index level was initially set at 100.  S&P has retrospectively calculated hypothetical index levels as though the index existed for the period from December 31, 1986 to September 30, 2004 using the same methodology as is currently employed, with historic data on the S&P 500 Index provided by S&P, and using interpolated 5-Month and 7-Month U.S. dollar LIBOR rates to address the fact that the 5-Month and 7-Month U.S. dollar LIBOR rates were not reported prior to November 1, 1989 and January 1, 1995, respectively.

September 2007	Page 2

Participation Securities
Based on the Performance of the SEVENS® Index

SEVENS® Index Recent Data Overview

Information as of market close on August 27, 2007

Bloomberg Ticker:   SVNS

Current Index Closing Value:   145.802

52 Week Ago:   120.541

52 Week High Index Value:   145.802 (on 08/27/07)

52 Week Low Index Value:  120.206 (on 10/02/06)

Comparative Returns of the SEVENS Index and the S&P 500 Total Return Index

The table below illustrates the hypothetical performance of an initial $100 investment in the SEVENS Index against an initial $100 investment in the S&P 500 Total Return Index during the period from December 31, 1986 to August 27, 2007.  The S&P 500 Total Return Index includes reinvestment of dividends, which results in a higher annualized return than that of the S&P 500 Index which does not reflect such reinvested dividends.  The SEVENS Index began publication on September 30, 2004 and has been reconstituted from that date back to December 31, 1986, the inception date of the S&P 500 Total Return Index, to determine its hypothetical performance for such period based on the interpolated 5-Month and 7-Month U.S. dollar LIBOR rates.

Length of Investment	Annualized Return on The SEVENS® Index	Annualized Return on The S&P 500® Total Return Index	Difference
1 Year	20.88%	15.28%	5.60%
3 Year	13.44%	11.85%	1.59%
5 Year	18.22%	11.43%	6.79%
10 Year	16.91%	6.79%	10.12%
From Dec. 31, 1986	13.88%	11.83%	2.09%
Source: Bloomberg Financial Markets

Past performance of the SEVENS Index or of the S&P 500 Index should not be taken as an indication of future performance and there is no guarantee that the SEVENS Index will outperform the S&P 500 Index over the term of the securities.

S&P 500® Index

The S&P 500 Index, which is calculated, maintained and published by Standard & Poor’s Corporation, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500 Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.

September 2007	Page 3

Participation Securities
Based on the Performance of the SEVENS® Index

The following graph illustrates the trends of the indicative and historical closing values of the SEVENS Index and the closing values of the S&P 500 Index from December 31, 1986 to August 27, 2007.  For all periods prior to September 30, 2004 (the date S&P began publication of the SEVENS Index), the closing levels of the SEVENS Index have been retrospectively calculated using the same methodology as is currently employed, with historical data on the S&P 500 Index provided by S&P, and using interpolated 5-Month and 7-Month U.S. dollar LIBOR rates.  The historical or indicative performance of the SEVENS Index relative to the S&P 500 Index should not be taken as an indication of future comparative performance.  You can obtain the level of the SEVENS Index on the Bloomberg website at http://www.bloomberg.com/apps/quote?ticker=svns:ind.

SEVENS Index and S&P 500 Index Closing Values
from December 31, 1986 to August 27, 2007

September 2007	Page 4

Participation Securities
Based on the Performance of the SEVENS® Index

Key Investment Rationale

Access	¡	The securities offer investors an opportunity to receive a payment at maturity based on the performance of the SEVENS Index.
	¡	The SEVENS Index, which is structured to reflect a trading strategy based on the historical seasonal return pattern of the S&P 500 Index, provides 2:1 leveraged exposure to the S&P 500 Index during the period from October 1 through April 30 of each year and provides no exposure to the S&P 500 Index during the period from May 1 through September 30 of each year.

Best Case Scenario	¡	The SEVENS Index appreciates significantly and the investment results in a gain.

Worst Case Scenario	¡	The SEVENS Index declines and the payout at maturity, or upon an early acceleration, is less, and possibly significantly less, than the $10 stated principal amount per security and possibly even $0.

Summary of Selected Key Risks (see page 9)

¡	Structure Related Risks

o	No interest payments and no guaranteed return of principal

o	The brokerage firm through which you hold your securities and your broker may have economic interests that are different from yours

o	The securities may be accelerated, resulting in a complete loss of your investment

¡	Index Related Risks

o
Investment linked to the SEVENS Index will subject you to increased market risk due to 2:1 leveraged exposure to the S&P 500 Index during the period from October 1 through April 30 of each year and, accordingly, the SEVENS Index will decrease 2% for each 1% decrease in the S&P 500 Index during the period, as further reduced by the financing fee embedded in the calculation of the SEVENS Index

o	The SEVENS Index does not provide any exposure to the S&P 500 Index or the equity markets in general from May through September

o	The SEVENS Index has an embedded financing fee, which will effectively lower the level of the index

o	Changes that affect the S&P 500 Index will affect the SEVENS Index, the market value of the securities and the amount you will receive at maturity

¡	Secondary Market Related Risks

o	Market price of the securities will be influenced by many unpredictable factors

o	The securities will not be listed on any securities exchange and secondary trading may be limited

o	Inclusion of commissions and projected profit from hedging in the issue price is likely to adversely affect secondary market prices

o	Hedging and trading activity could potentially affect the value of the securities

¡	Other Risks

o	Economic interests of the calculation agent may be potentially adverse to your interests

o	Issuer credit risk

o	U.S. federal income tax consequences of an investment in the securities are uncertain

Suitability

The securities may be suitable for investors who:

¡	Do not require current income / coupon payments

¡	Are capable of understanding the complexities / risks specific to the securities

¡	Are willing to bear the risk of a potential loss of their entire investment

September 2007	Page 5

Participation Securities
Based on the Performance of the SEVENS® Index

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, and have the terms described in the preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, an investor will receive for each $10 stated principal amount of securities that the investor holds, an amount in cash that may be more or less than the stated principal amount based on the closing value of the SEVENS® Index on the valuation date.  The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Original issue date (Settlement date):	Maturity date:
September , 2007	September , 2007 (5 business days after the pricing date)	October 6, 2010

Key Terms
Issuer:	Morgan Stanley
Underlying index:	The SEVENS® Index (the “index”)
Issue price:	$10 per security
Stated principal amount:	$10 per security
Denominations:	$10 and integral multiples thereof
Interest:	None
Payment at maturity (per security):	At maturity we will pay with respect to each $10 security, an amount in cash equal to the redemption amount, as determined by the calculation agent.
Redemption amount:	$10 x (1+ index performance)
The redemption amount will not be less than $0.
Index performance	(final index value – initial index value) / initial index value
Initial index value:	The closing value of the index on September 28, 2007
Final index value:	The closing value of the index on the valuation date
Valuation date:	September 30, 2010
Index value event acceleration:
If the closing value of the index is equal to or less than zero on any April 30 during the three-year term of the securities, the maturity date of the securities will be accelerated (“index value event acceleration”).  Upon such acceleration, the redemption amount will be zero.

Risk factors:	Please see “Risk Factors” on page 9.

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	617475488
Minimum ticketing size:	2,500 securities ($25,000)
Tax consideration:	Although the issuer believes each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities.
·	Assuming this characterization of the securities is respected, the following U.S. federal income tax consequences should result.
A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

·
Upon sale, exchange or settlement of the securities at maturity, a U.S. Holder should generally recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should generally be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year.

Please read the discussion under “Risk Factors―Other Risk Factors” below and the discussion under “United States Federal Taxation” in the accompanying pricing supplement concerning the U.S. federal income tax consequences of investing in the securities.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)

September 2007	Page 6

Participation Securities
Based on the Performance of the SEVENS® Index

Trustee:	The Bank of New York (as successor Trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	MS & Co.
Use of proceeds and hedging:	The net proceeds we receive from the sale of the securities will be used primarily in connection with hedging our obligations under the securities by one or more of our affiliates. The issue price of the securities includes the agent’s commissions (as shown on the cover page) paid with respect to the securities. In addition, the adjustment amount takes into account the ongoing commissions and the costs of hedging our obligations under the securities. The costs of hedging include the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds and Hedging” in the preliminary pricing supplement.
ERISA:	See “ERISA Matters for Pension Plans and Insurance Companies” in the accompanying preliminary pricing supplement.
Contact:	Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue Price	Agent’s Commissions	Principal amount of securities for any single investor
$10.0000	$0.10	<$999K
$9.9750	$0.075	$1MM-$2.999MM
$9.9625	$0.0625	$3MM-$4.999MM
$9.9500	$0.05	>$5MM
In addition to the commission paid at the time of the initial offering of the securities, additional commissions equal to 1% of the issue price per security will be paid following each of the first and second anniversaries of the issuance of the securities to brokerage firms, including MS & Co. and its affiliates, whose clients purchased securities in the initial offering and who continue to hold their securities.

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the securities distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the securities. We encourage you to read the preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

September 2007	Page 7

Participation Securities
Based on the Performance of the SEVENS® Index

Hypothetical Payout on the Securities

At maturity, for each $10 stated principal amount of securities that you hold, you will receive the redemption amount calculated on the valuation date as follows:

Consequently, you will participate fully in the upside and downside performance of the SEVENS Index. Because the SEVENS Index is calculated to provide leveraged exposure to the performance of the S&P 500 Index during the periods between October 1 and April 30 over the three-year term of the securities, you will gain or lose 2% for each 1% increase or decline in the S&P 500 Index during those periods, in addition to bearing the cost of the financing fee.

Presented below are hypothetical examples showing how the payout on the securities at maturity is calculated.  The hypothetical initial index values, final index values, index performances and redemption amounts set forth below are for illustrative purposes only.

Example 1:  The level of the SEVENS Index increases significantly from the initial index value.  Investors receive more than the $10 per security invested.

Hypothetical initial index value:  100
Hypothetical final index value:  140
Hypothetical index performance:  (140-100)/100 = 40%
Hypothetical payment at maturity (per security)  = $10 x (1 + index performance)
= $10 x (1 + 40%)
= $14.00

In the above example, the final index value is 40% above the initial index value.  As investors participate fully in the upside performance of the index, they receive a 40% return on their investment.

Example 2:  The level of the SEVENS Index decreases significantly from the initial index value.  Investors receive significantly less than the $10 per security invested.

Hypothetical initial index value:  100
Hypothetical final index value:  60
Hypothetical index performance:  (60-100)/100   = – 40%
Hypothetical payment at maturity (per security)  = $10 x (1 + index performance)
= $10 x [1 + (– 40%)]
= $6.00

In the above example, the final index value is 40% below the initial index value.  As investors participate fully in the downside performance of the index, they lose 40% on their investment.

Example 3:  The level of the SEVENS Index is 0 on April 30, 2009.  The maturity of the securities is accelerated and investors lose all of their investment in the securities.

Hypothetical initial index value:  100
Hypothetical final index value:  0 (the redemption amount is calculated as if the index value on the date of acceleration were the final index value)
Hypothetical index performance:  (0-100)/100 = – 100%
Hypothetical payment at maturity (per security) = $10 x (1 + index performance)
= $10 x [1 + (– 100%)]
= $0

In the above example, an index value event acceleration occurs and the redemption amount is calculated as if the index value on the date of acceleration were the final index value, which results in the redemption amount being zero.  Investors will lose their entire investment in the securities under this scenario.

September 2007	Page 8

Participation Securities
Based on the Performance of the SEVENS® Index

Risk Factors

The securities are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the securities.  Accordingly, you should consult with your own financial and legal advisors as to the risks entailed by an investment in the securities and the suitability of such securities in light of your particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For a complete list of considerations and risk factors, please see the accompanying preliminary pricing supplement.

Structure Specific Risk Factors

¡
The securities do not pay interest and do not guarantee a return of principal.  The terms of the securities differ from ordinary debt securities in that you will not be paid interest and you are not guaranteed the return of your principal at maturity.  The payout to you at maturity of the securities will be a cash amount that may be less, and potentially significantly less, than the $10 stated principal amount of each security.  The return on your investment in the securities may be less than the amount that would be paid on an ordinary debt security and actually may be zero.

¡
The brokerage firm through which you hold your securities and your broker may have economic interests that are different from yours.  In addition to the commission paid at the time of the initial offering of the securities, commissions equal to 1% of the issue price per security will be paid following each of the first and second anniversaries of the issuance of the securities to brokerage firms, including MS & Co. and its affiliates, whose clients purchased securities in the initial offering and who continue to hold their securities.  We expect that the brokerage firm through which you hold your securities will pay a portion of these additional commissions to your broker.  As a result of these arrangements, your brokerage firm and your broker may have an incentive to encourage you to hold the securities because they will no longer receive these additional commissions if you sell your securities.

¡
The securities may be accelerated, resulting in a complete loss of your investment. The maturity date of the securities will be accelerated if the closing value of the SEVENS Index on any April 30 during the term of the securities is equal to or less than zero, which we refer to as an index level event acceleration.  In the event of an index level event acceleration, the amount due and payable per security will be zero, and you will lose your entire investment in the securities.

Index Specific Risk Factors

¡
An investment linked to the SEVENS Index will subject you to increased market risk. During the period from October 1 through April 30 of each year, the index provides leveraged exposure to the movement of the S&P 500 Index.  On each trading day during this period, the index will change by 2% for every 1% change in the level of the S&P 500 Index and, accordingly, the decrease of the SEVENS Index will be twice the decrease of the S&P 500 Index during the period, as further reduced by the financing fee.  As a result of the index’s leveraged exposure during this period, the magnitude of any decreases in the market value of the securities prior to maturity would be greater than in an investment linked directly to the S&P 500 Index.

¡
The SEVENS Index does not provide any exposure to the S&P 500 Index or the equity markets in general from May through September.  In the period from May 1 through September 30, the index is not calculated by reference to the movement of the S&P 500 Index and, therefore, you will not benefit from any positive performance of the S&P 500 Index or the equity markets in general during this period.  The increase in the index during this period will be limited to the accrual over this period on the closing level of the index on April 30 at the per annum rate equal to the 5-Month U.S. dollar LIBOR rate set on May 1.  If the S&P 500 Index increases by more than the 5-Month U.S. dollar LIBOR rate, the SEVENS Index will underperform the S&P 500 Index during this period.

September 2007	Page 9

Participation Securities
Based on the Performance of the SEVENS® Index

¡
The index has an embedded financing fee, which will effectively lower the level of the index.  A financing fee based on the 7-Month U.S. dollar LIBOR is incorporated in the calculation of the SEVENS Index during the periods from October 1 through April 30 and will effectively lower the level of the index, reducing the effect of any leveraged increases in the S&P 500 Index during those periods and increasing the effect of any leveraged declines in the S&P 500 Index.  Because it is based on a floating rate, the financing fee will lower the level of the SEVENS Index further if interest rates increase.  Unless the S&P 500 Index increases during this period by a percentage at least equal to the financing fee rate, the SEVENS Index will underperform the S&P 500 Index.

¡
Changes that affect the S&P 500 Index will affect the SEVENS Index, the market value of the securities and the amount you will receive at maturity.  The policies of S&P concerning the calculation of the S&P 500 Index will affect the level of the SEVENS Index and, therefore, will affect the amount payable at maturity and the market value of the securities prior to maturity.  S&P is solely responsible for calculating and maintaining the SEVENS Index and the S&P 500 Index.  S&P can, in its sole discretion, add, delete or substitute the component stocks of the S&P 500 Index and, consequently, of the SEVENS Index, or make other methodological changes required by certain corporate events relating to the component stocks, such as stock splits and dividends, spin-offs, rights issuances and mergers and acquisitions, that could directly or indirectly affect the value of the SEVENS Index.  Any of these actions could adversely affect the value of the securities.

Secondary Market Specific Risk Factors

¡
Market price of the securities will be influenced by many unpredictable factors.  A number of factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  We expect that generally the value of the SEVENS Index on any day will affect the value of the securities more than any other single factor.  Other factors that may influence the value of the securities include the level of the S&P 500 Index, interest and yield rates in the market, including the 7-Month U.S. dollar LIBOR Rate and the 5-Month U.S. dollar LIBOR Rate, the volatility of the SEVENS Index and the S&P 500 Index, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the S&P 500 Index, stock markets generally and the value of the SEVENS Index, and our creditworthiness.  As a result, the market value of the securities will vary and may be less than par at any time, including at maturity.

¡
Secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  MS & Co. currently intends to act as a market maker for the securities, but it is not required to do so.  Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as market maker, it is likely that there would be little or no secondary market for the securities.

¡
Inclusion of commissions and projected profit from hedging in the issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities in secondary market transactions at any time will likely be lower than the issue price, since the issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, if any, as well as the projected profit included in our obligations under the securities.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

¡
Hedging and trading activity could potentially affect the value of the securities.  MS & Co. and other affiliates of ours will carry out hedging activities related to the securities (and possibly to other instruments linked to the index or its component stocks), including trading in the stocks underlying the S&P 500 Index as well as in other instruments related

September 2007	Page 10

Participation Securities
Based on the Performance of the SEVENS® Index

to the index.  MS & Co. and other affiliates of ours also trade the component stocks of the S&P 500 Index (and other financial instruments related to the SEVENS Index and the S&P 500 Index and the component stocks of the S&P 500 Index) on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities during the term of the securities could potentially affect the value of the index on the valuation date and, accordingly, the amount of cash you will receive at maturity.

Other Risk Factors

¡
Economic interests of the Calculation Agent may be potentially adverse to your interests.  The economic interests of the calculation agent are potentially adverse to your interests as an investor in the securities.  As calculation agent, MS & Co. will determine the initial index value and the final index value, and calculate the redemption amount you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the selection of a successor index or calculation of any index value in the event of a discontinuance of the SEVENS Index, may affect the payout to you at maturity.

¡	Issuer’s credit ratings may affect the market value. Investors are subject to the credit risk of the issuer. Any decline in the issuer’s credit ratings may affect the market value of the securities.

¡
The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Fact Sheet―General Information―Tax Considerations” above and the discussion under “United States Federal Taxation” in the accompanying pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the securities.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the securities, the timing and character of income on the securities might differ materially and adversely from the tax treatment described in the Tax Disclosure Sections.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  It is also possible that the IRS could treat a security as having been exchanged for a new security in a taxable event on each May 1 and October 1 during the term of the security because the SEVENS Index provides exposure to the S&P 500 Index during the period of October 1 through April 30 of each year and no such exposure during the remaining period of each year.  Under such treatment, a U.S. Holder may be required to recognize ordinary income or short-term capital gain during the term of the security, even though the holder did not receive any cash in respect of the security.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this document and the accompanying pricing supplement for the securities.

September 2007	Page 11

Participation Securities
Based on the Performance of the SEVENS® Index

Information about the Underlying Index

SEVENS® Index

The SEVENS Index is a proprietary index and the exclusive property of UBS AG and is calculated and published daily by S&P.  The index is structured to reflect a trading strategy based on the historical seasonal return pattern of the S&P 500 Index.  The SEVENS Index provides leveraged exposure to the S&P 500 Index during the period between October 1 and April 30 of each year.  On each trading day during this period, the index will increase or decrease by 2% for every 1% change in the level of the S&P 500 Index, less a financing fee that supports the leveraged exposure to the S&P 500 Index.  The SEVENS Index provides no exposure to the S&P 500 Index during the May 1 through September 30 period of each year.  Instead, on each day during this period, the SEVENS Index will be increased by the daily accrual on the closing level of the SEVENS Index on April 30 at the per annum rate equal to the 5-Month U.S. dollar LIBOR set on each May 1.

For additional information about the SEVENS Index, see the information set forth under “Description of Securities—The SEVENS Index” in the accompanying preliminary pricing supplement.

License Agreement among UBS AG, S&P and Morgan Stanley.  As of the original issue date of the securities, we will have received the consent of UBS AG and S&P to use and refer to the SEVENS Index in connection with the securities.  See “Description of Securities—License Agreement between UBS AG and Morgan Stanley” in the accompanying preliminary pricing supplement.

S&P 500 Index

The S&P 500 Index, which is calculated, maintained and published by Standard & Poor’s Corporation, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500 Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.

For additional information about the S&P 500 Index, see the information set forth under “Description of Securities—The S&P 500 Index” in the accompanying preliminary pricing supplement.

License Agreement between Standard & Poor’s® Corporation and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  See “Description of Securities—License Agreement between S&P and Morgan Stanley” in the accompanying preliminary pricing supplement.

September 2007	Page 12

Participation Securities
Based on the Performance of the SEVENS® Index

Historical Information

The following table sets forth the published high, low and end-of-quarter closing values of the SEVENS Index for each quarter in the period from September 30, 2004 through August 27, 2007.  The closing value of the SEVENS Index on August 27, 2007 was 145.802.  Also set forth below are indicative closing values of the SEVENS Index for each quarter in the period from January 1, 2002 through September 29, 2004.  Because S&P began publication of the SEVENS Index on September 30, 2004, the closing values of the SEVENS Index set forth below prior to September 30, 2004 are hypothetical levels retrospectively calculated by S&P as though the SEVENS Index had been published during that period, using the same methodology as is currently employed, with historic data on the S&P 500 Index provided by S&P.  We obtained the information in the table below from Bloomberg Financial Markets without independent verification.  The historical or indicative performance of the SEVENS Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the SEVENS Index on the valuation date.

	High	Low	Period End
2002
First Quarter	74.294	63.510	70.956
Second Quarter	70.838	61.378	62.899
Third Quarter	63.235	62.910	63.235
Fourth Quarter	82.161	57.221	72.858
2003
First Quarter	80.840	60.293	67.570
Second Quarter	78.462	69.163	78.274
Third Quarter	78.528	78.277	78.528
Fourth Quarter	96.427	82.032	96.427
2004
First Quarter	108.103	95.681	102.692
Second Quarter	106.682	99.446	99.667
Third Quarter	100.000	99.670	100.000
Fourth Quarter	117.016	96.243	116.699
2005
First Quarter	118.553	107.611	110.328
Second Quarter	112.162	102.429	106.434
Third Quarter	107.336	106.443	107.336
Fourth Quarter	113.878	98.061	109.366
2006
First Quarter	118.504	109.911	116.123
Second Quarter	119.534	114.207	119.534
Third Quarter	121.088	119.585	121.088
Fourth Quarter	136.044	120.206	134.163
2007
First Quarter	140.574	124.795	132.754
Second Quarter	145.735	133.362	144.545
Third Quarter (through August 27, 2007)	145.802	144.609	145.802
Source: Bloomberg Financial Markets

September 2007	Page 13